Exhibit 10.1

2001 STOCK OPTION PLAN

MC SHIPPING INC
2001 STOCK OPTION PLAN RULES

1.
Purpose.  The purpose of the MC Shipping Inc. 2001 Stock Option Plan (the “Plan”) is to further and promote the interests of MC Shipping Inc. (the “Company”), its Subsidiaries (as defined below) and its shareholders by enabling the Company and its Subsidiaries to attract, retain and motivate employees or those who may become employees, and to align the interests of those individuals and the Company’s shareholders.

2.	Certain Definitions. For purposes of the Plan, the following terms shall have the meanings set forth below:

2.1.	“Award Agreement” shall mean the agreement executed by a Participant pursuant to Sections 3.2 and 10.4 of the Plan in connection with the granting of a Stock Option.

2.2.	“Board” shall mean the Board of Directors of the Company, as constituted from time to time.

2.3.	“Committee” shall mean the committee established from time to time in the sole discretion of the Board to administer the Plan, as described in Section 3 of the Plan.

2.4.	“Common Stock” shall mean the Common Stock, par value $.01 per share, of the Company or any security of the Company issued by the Company in substitution or exchange therefore.

2.5.	“Company” shall mean MC Shipping Inc a Liberian corporation, or any successor corporation to MC Shipping Inc.

2.6.	“Participant” shall mean any individual who is selected from time to time under Section 5 to receive a Stock Option under the Plan.

2.7.
“Plan” shall mean the MC Shipping Inc. 2001 Stock Option Plan, as set forth herein and as in effect and as amended from time to time (together with any rules and regulations promulgated by the Committee with respect thereto).

2.8.	“Stock Option” shall mean an award granted to a Participant pursuant to Section 6 of the Plan.

2.9.
“Subsidiary(ies)” shall mean any corporation (other than the Company), partnership or limited liability company in an unbroken chain of entities, including and beginning with the Company, if each such entities, other than the last entity in the unbroken chain, owns, directly or indirectly, more than fifty percent (50%) of the voting stock, partnership or membership interests in one of the other entities in such chain.

3.	Administration.

3.1.
General. The Plan shall be administered by the Committee.  The Committee shall appoint a Plan Administrator, who shall be responsible for maintaining all records in connection with the Stock Option Plan, and for supervising and coordinating all aspects relating to the exercise of any option.

3.2.
Plan Administration and Plan Rules.  The Committee is authorized to construe and interpret the Plan and to promulgate, amend and rescind rules and regulations relating to the implementation and administration of the Plan. Subject to the terms and conditions of the Plan, the Committee shall make all determinations necessary or advisable for the implementation and administration of the Plan including, without limitation, (a) selecting the Plan’s Participants, (b) granting Stock Options in such amounts and form as the Committee shall determine, (c) imposing such restrictions, terms and conditions upon such Stock Options as the Committee shall deem appropriate, and (d) correcting any technical defect(s) or technical omission(s), or reconciling any technical inconsistency(ies), in the Plan and any Award Agreement. The Committee may designate persons other than members of the Committee to carry out the day-to-day ministerial administration of the Plan under such conditions and limitations as it may prescribe, except that the Committee shall not delegate its authority with regard to the selection for participation in the Plan and/or the granting of any Stock Options to Participants. The Committee’s determinations under the Plan need not be uniform and may be made selectively among Participants, whether or not such Participants are similarly situated. Any determination, decision or action of the Committee in connection with the construction, interpretation, administration, or implementation of the Plan shall be final, conclusive and binding upon all Participants and any person(s) claiming under or through any Participants. The Company shall effect the granting of Stock Options under the Plan, in accordance with the determinations made by the Committee, by execution of written agreements and/or other instruments in such form as is approved by the Committee.

4.	Term of Plan/Common Stock Subject to Plan.

4.1.	Term. The Plan shall terminate on June 20, 2011, except with respect to Stock Options then outstanding. After such date no further Stock Options shall be granted under the Plan.

4.2.
Common Stock.  The maximum number of shares of Common Stock in respect of which Stock Options may be granted under the Plan, subject to adjustment as provided in Section 8.2 of the Plan, shall not exceed 407,871 shares of Common Stock (representing 5% of the outstanding share capital of the Company). Common Stock which may be issued under the Plan may be either authorized and unissued shares or issued shares which have been reacquired by the Company and which are being held as treasury shares. No fractional shares of Common Stock shall be issued under the Plan. If any Stock Options expire unexercised or are forfeited, surrendered, canceled, terminated or settled in cash in lieu of Common Stock, the shares of Common Stock which were therefore subject (or potentially subject) to such Stock Options shall again be available for grants of Stock Options under the Plan to the extent of such expiration, forfeiture, surrender, cancellation, termination or settlement.

5.	Eligibility.

Individuals eligible for Stock Options under the Plan shall be determined by the Committee in its sole discretion and shall be limited to employees of the Company and its Subsidiaries, and persons who may become such employees.

6.	Stock Options.

6.1.
Terms and Conditions.  Stock Options granted under the Plan shall be in respect of Common Stock. Such Stock Options shall be subject to the terms and conditions set forth in this Section 6 and to any additional terms and conditions, not inconsistent with the express terms and provisions of the Plan, as the Committee shall set forth in the relevant Award Agreement.

6.2.	Grant. Stock Options may be granted under the Plan in such form as the Committee may from time to time approve. The first grant of options has been made as of June 20th, 2001.

6.3.
Exercise Price.  The exercise price per share of Common Stock subject to a Stock Option shall be the average of the closing stock price for the ten business days prior to the date the options were granted.

6.4.	Term. Vested options are exercisable for a period of ten years from June 20th, 2001.

6.5.	Vesting. Options granted under the scheme will vest to the holders at the rate of 100%, commencing the day after the granting of the Option.

6.6.
Method of Exercise.  A Stock Option may be exercised, in whole or in part, by giving written notice of exercise to the Stock Option Plan Administrator specifying the number of shares to be purchased. Such notice shall be accompanied by payment in full of the exercise price in cash, by certified check, bank draft or money order payable to the order of the Company, or if permitted by the Committee, in its sole discretion, by delivery of shares of Common Stock already owned by the Participant for at least six (6) months, or by such other form of payment as shall be acceptable to the Committee. Payment instruments shall be received by the Company subject to collection. The proceeds received by the Company upon exercise of any Stock Option may be used by the Company for general corporate purposes. Any portion of a Stock Option that is exercised may not be exercised again.

7.	Non-transferability of Stock Options.

Unless otherwise provided in a Participant’s Award Agreement, no Stock Option under the Plan or any Award Agreement, and no rights or interests herein or therein, shall or may be assigned, transferred, sold, exchanged, encumbered, pledged, or otherwise hypothecated or disposed of by a Participant or any beneficiary(ies) of any Participant, except by testamentary disposition by a Participant or pursuant to the laws of intestate succession. No such interest shall be subject to execution, attachment or similar legal process, including, without limitation, seizure for the payment of a Participant’s debts, judgments, alimony, or separate maintenance. Unless otherwise provided in a Participant’s Award Agreement, during the lifetime of the Participant Stock Options are exercisable only by the Participant.

8.	Changes in Capitalization and Other Matters.

8.1.
No Corporate Action Restriction.  The existence of the Plan, any Award Agreement and/or the Stock Options granted hereunder shall not limit, affect or restrict in any way the right or power of the Board to make or authorize (a) adjustment, recapitalization, reorganization or other change in the Company’s or any Subsidiary’s capital structure or its business, (b) any merger, consolidation or change in the ownership of the Company or any Subsidiary, (c) any issue of bonds, debentures, capital, preferred or prior preference stocks ahead of or affecting the Company’s or any Subsidiary’s capital stock or the rights thereof, (d) any dissolution or liquidation of the Company or any Subsidiary, (e) any sale or transfer of all or any part of the Company’s or any Subsidiary’s assets or business, or (f) any other corporate act or proceeding by the Company or any Subsidiary. No Participant, beneficiary or any other person shall have any claim against any member of the Board, the Committee, the Company or any Subsidiary, or any employees, officers, shareholders or agents of the Company or any Subsidiary, as a result of any such action.

8.2.
Changes in Capital Structure.  Stock Options granted under the Plan and any agreements evidencing such Stock Options and the maximum number of shares of Common Stock subject to all Stock Options stated in Section 4.2 shall be subject to adjustment or substitution, as determined by the Committee in its sole discretion, as to the number, price or kind of a share of stock or other consideration subject to such Stock Options or as otherwise determined by the Committee to be equitable (a) in the event of changes in the outstanding stock or in the capital structure of the Company by reason of stock or extraordinary cash dividends, stock splits, reverse stock splits, recapitalizations, reorganizations, mergers, consolidations, combinations, exchanges, or other relevant changes in capitalization occurring after the date of grant of any such Stock Option or (b) in the event of any change in applicable laws or any change in circumstances which results in or would result in any substantial dilution or enlargement of the rights granted to, or available for, Participants, or which otherwise warrants equitable adjustment because it interferes with the intended operation of the Plan. The Company shall give each Participant notice of an adjustment hereunder and, upon notice, such adjustment shall be conclusive and binding for all purposes.

Notwithstanding the above, in the event of any of the following,
(i)	The Company is merged or consolidated with another corporation or entity;
(ii)	All or substantially all of the assets of the Company are acquired by another person;
(iii)	The reorganization or liquidation of the Company; or
(iv)	The Company entering into a written agreement to undergo an event described in clauses (i), (ii) or (iii) above,
Then the Committee may, it its discretion, cancel any or all outstanding Stock Options (whether or not vested) and cause the holders thereof to be paid, in cash or stock (including any stock of a successor or acquirer), or any combination thereof, the value of such Stock Options, based upon the excess of the fair market value, as determined by the Committee in good faith, of a share of Common Stock over the exercise price.
In the event of notice of winding up of the company, option-holders shall have the right to exercise their options. Such right shall include options which have not been vested at the date of the notice of winding up.

9.	Amendment, Suspension and Termination.

9.1.
In General.  The Board may suspend or terminate the Plan (or any portion thereof) at anytime and may amend the Plan at anytime and from time to time in such respects as the Board may deem advisable or in the best interests of the Company or any Subsidiary; provided, however, that no such amendment may increase the number of shares of Common Stock available for Stock Options under Section 4.2. In addition, no such amendment, suspension or termination shall materially and adversely affect the rights of any Participant under any outstanding Stock Options, without the consent of such Participant.

9.2.
Award Agreement Modifications.  The Committee may, in its sole discretion, amend or modify at any time and from time to time the restrictions, terms and conditions of any outstanding Stock Option in any manner to the extent that the Committee under the Plan or any Award Agreement could have initially established the restrictions, terms and conditions of such Stock Option. No such amendment or modification shall, however, materially and adversely affect the rights of any Participant under any such Stock Option without the consent of such Participant.

10.	Miscellaneous.

10.1.
Taxation.  It is the responsibility of each individual who is subject to a stock option award to make the appropriate declarations and arrangements within their own tax jurisdictions. The Company shall have the right to deduct from any payment or settlement under the Plan, including, without limitation, the exercise of any Stock Option, any federal, state, local foreign or other taxes of any kind which the Committee, in its sole discretion, deems necessary to be withheld to comply with any applicable law, rule or regulation. In addition, the Company shall have the right to require payment from a Participant to cover any applicable withholding or other employment taxes due upon any payment or settlement under the Plan.

10.2.
No Right to Employment.  Neither the adoption of the Plan, the granting of any Stock Option, nor the execution of any Award Agreement, shall confer upon any employee of the Company or any Subsidiary any right to continued employment with the Company or any Subsidiary, as the case may be, nor shall it interfere in any way with the right, if any, of the Company or any Subsidiary to terminate the employment of any employee at any time for any reason, even if such termination adversely affects such Participant’s Stock Options.

10.3.
Listing Registration and Other Legal Compliance.  No Stock Options or shares of the Common Stock shall be required to be issued or granted under the Plan or any Award Agreement unless legal counsel for the Company shall be satisfied that such issuance or grant will be in compliance with all applicable securities laws and regulations and any other applicable laws or regulations. The Committee may require, as a condition of any payment or share issuance, that certain agreements, undertakings, representations, certificates, and/or information, as the Committee may deem necessary or advisable, be executed or provided to the company to assure compliance with all such applicable laws or regulations. Certificates for shares of Common Stock delivered under the Plan may bear appropriate legends and may be subject to such stock-transfer orders and such other restrictions as the Committee may deem advisable under the rules, regulations, or other requirements of the Securities and Exchange Commission, any stock exchange upon which the Common Stock is listed, and any applicable securities law. In addition, if, at anytime specified herein (or in any Award Agreement or otherwise) for (a) the granting of any Stock Option, or the making of any determination, (b) the issuance or other distribution of Common Stock, or (c) the payment of amounts to or though a Participant with respect to any Stock Option, any law, rule, regulation or other requirement of any governmental authority or agency shall require either the Company, any Subsidiary or any Participant (or any estate, designated beneficiary or other legal representative thereof) to take any action in connection with any such determination, any such shares to be issued or distributed, any such payment, or the making of any such determination, as the case may be, shall be deferred until such required action is taken. Options may not be granted or exercised during the four-week period immediately prior to the publication of interim or final results for the Company. Where, for whatsoever reason, stock exchange restrictions have been imposed on the Company’s shares, no options maybe granted or exercised for a period of four weeks following the removal of such restrictions.

10.4.
Award Agreements.  Each Participant receiving a Stock Option under the Plan shall enter into an Award Agreement with the Company in a form specified by the Committee. Each such Participant shall agree to the restrictions, terms and conditions of the award set forth therein and in the Plan.

10.5.
Designation of Beneficiary.  Each Participant to whom a Stock Option has been granted under the Plan may designate a beneficiary or beneficiaries to exercise any Stock Option or to receive any payment which under the terms of the Plan and relevant Stock Option Agreement may become exercisable or payable on or after the Participant’s death. At any time, and from time to time, any such designation may be changed or cancelled by the Participant without the consent of any such beneficiary. Any such designation, change or cancellation must be on a form provided for that purpose by the Committee and shall not be effective until received by the Committee. If no beneficiary has been designated by a deceased Participant, or if the designated beneficiaries have predeceased the Participant, the beneficiary shall be the Participant’s estate. If the Participant designates more than one beneficiary, any payments under the Plan to such beneficiaries shall be made in equal shares unless the Participant has expressly designated otherwise, in which case the payments shall be made in the shares designated by the Participant. Where there is a death in service by a holder of vested options the deceased’s executors, or such designated person, have twelve months in which to exercise these options. In addition, where death occurs during an option-vesting period, options will vest to the deceased pro rata to the proportion of the vesting period which has elapsed down to the date of death.

10.6.
Departure.  Where through injury, ill health or disability, redundancy, or retirement an option holder’s employment with the company ceases, that person shall have a period of six months from departure in which to exercise the options. In the case of departure for other reasons, subject to the discretion of the Remuneration Committee, options not vested will lose their validity upon departure, and options already vested must be exercised on or before departure. Similarly, subject to the discretion of the Remuneration Committee, where an employee is dismissed for cause, he will lose the right to all options, vested or otherwise.

10.7.
Governing Law.  The Plan and all actions taken thereunder shall be governed by and construed in accordance with the laws of Liberia, without reference to the principles of conflict of laws thereof. Any titles and headings herein are for reference purposes only, and shall in no way limit, define or otherwise affect the meaning, construction or interpretation of any provisions of the Plan.

10.8.
Effective Date.  The Plan shall be effective as of the date of its approval by the Board, subject to the approval of the Plan by the Company’s shareholders. If such approval is not obtained, this Plan and any Awards granted under the Plan shall be null and void and of no force and effect.

IN WITNESS WHEREOF, this Plan is adopted by the Company on this 20th day of June 2001.
MC SHIPPING INC

By	: Mauro Terrevazzi
Title	: Chairman and Chief Executive Officer